Align Technology Asserts ClearCorrect Complaint Is Without Merit

SANTA CLARA, Calif., Feb. 18 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN) today announced that the Company has been notified of a purported declaratory judgment action filed against the Company on February 17, 2009 by ClearCorrect, Inc. in the United States District Court for the Southern District of Texas. Align Technology became aware of the filing on February 17, 2009, but has not been served with a copy of the Complaint.

In the Complaint, assigned case # H-09-470 and captioned ClearCorrect, Inc., Plaintiff, vs. Align Technology, Inc., Defendant, ClearCorrect alleges that a "controversy exists between Align and ClearCorrect concerning the validity of Align's patents that relate to the manufacture and sale of a clear aligner therapy system" and regarding "the infringement of Align's patents" by ClearCorrect. The Complaint seeks a judgment declaring that unidentified Align patents are invalid and unenforceable and that ClearCorrect does not infringe the unidentified Align patents.

Align Technology is not currently involved in any litigation with ClearCorrect, nor has Align previously communicated with ClearCorrect regarding the subject matter of the Complaint or any of Align's 165 issued patents. ClearCorrect's Complaint is entirely unrelated to a previous lawsuit filed by Align Technology against Dr. Willis Pumphrey, ClearCorrect's CEO, for breach of contract, trademark infringement and copyright infringement. That lawsuit was settled to Align's satisfaction in 2007 by the payment of over $330,000 to Align by Dr. Pumphrey and a stipulation by the parties that Dr. Pumphrey was decertified by Align and is no longer authorized to treat patients with Invisalign products.

Align has reviewed the allegations contained in the ClearCorrect filing and believes they are without merit. The Company intends to vigorously defend itself against the Complaint.

About Align Technology, Inc.

Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998. Today, the Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express, and Vivera Retainers.

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To learn more about Invisalign or to find an Invisalign-trained doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.


Investor Relations Contact          Press Contact
Shirley Stacy                       Shannon Mangum Henderson
Align Technology, Inc.              Ethos Communication, Inc.
(408) 470-1150                      (678) 540-9222
sstacy@aligntech.com                align@ethoscommunication.com





CONTACT: Investor Relations Contact, Shirley Stacy of Align Technology, Inc., +1-408-470-1150, sstacy@aligntech.com; or Press Contact, Shannon Mangum Henderson of Ethos Communication, Inc., +1-678-540-9222, align@ethoscommunication.com, for Align Technology, Inc.